Exhibit 10.1

JOINDER, CONSENT AND FIRST AMENDMENT TO CREDIT AGREEMENT

THIS JOINDER, CONSENT AND FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 22, 2011, by and among WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent (“Agent”) for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, INTERNAP NETWORK SERVICES CORPORATION, a Delaware corporation (“Borrower”), Fifth Third Bank, an Ohio banking corporation (“Fifth Third”) and SunTrust Bank (“SunTrust”; and together with Fifth Third, collectively the “New Lenders” and each individually, a “New Lender”).

WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of November 2, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, each New Lender has agreed to join the Credit Agreement as a Lender on the First Amendment Effective Date;

WHEREAS, Borrower has informed Agent and Lenders that Borrower desires to purchase all of the shares of Voxel Holdings, Inc., a Delaware corporation (“Voxel”), substantially pursuant to the terms of the draft Stock Purchase Agreement attached hereto as Exhibit A (such acquisition, the “Voxel Acquisition”), which purchase absent required Lender consent would otherwise be prohibited pursuant to Section 6.11(a) of the Credit Agreement; and

WHEREAS, Borrower has requested that Agent and the Lenders consent to the Voxel Acquisition and amend the Credit Agreement in certain respects as set forth herein and Agent and the Lenders have agreed to the foregoing, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.           Defined Terms.  Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2.           Consent.  In reliance upon the representations and warranties of Borrower set forth in Section 8 below and subject to the satisfaction of the conditions to effectiveness set forth in Section 7 below, Agent and the Lenders hereby (a) consent to the consummation of the Voxel Acquisition and (b) agree that, notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, the Voxel Acquisition shall be considered a “Permitted Acquisition” for all purposes thereunder; provided, that the effectiveness of the foregoing consent and agreement is subject to the satisfaction  of the following conditions precedent: (i) the Voxel Acquisition shall have been consummated (contemporaneous with the funding of the First Amendment Term Loan Increase) for aggregate consideration not in excess of $35,000,000 in accordance with terms that are substantially similar to the terms of the draft Stock Purchase Agreement attached hereto as Exhibit A (except for such changes as Agent may agree to); (ii) the Voxel Acquisition shall have been consummated on or before January 16, 2012; (iii) Agent shall have received each of the documents, instruments and agreements listed on the closing checklist attached hereto as Exhibit B satisfactory to Agent in all respects; (iv) after giving effect to the Voxel Acquisition, including, without limitation, the payment of fees and expenses, the sum of (a) Excess Availability, plus (b) Qualified Cash shall exceed $50,000,000; and (v) the Voxel Acquisition shall have satisfied each of the criteria set forth in the definition of Permitted Acquisition, except for clause (g) of such definition.  After consummation of the Voxel Acquisition, no further Acquisitions shall be Permitted Acquisitions.  Except as expressly set forth in this Amendment, the foregoing consent shall not constitute (i) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or (ii) a waiver, release or limitation upon the exercise by Agent and/or Lenders of any of their respective rights, legal or equitable thereunder.

3.               Joinder; Reallocation.

(a)           On the First Amendment Effective Date, each New Lender (i) hereby joins the Credit Agreement as a Lender and shall have the rights and obligations of a Lender under the Loan Documents; (ii) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (iii) agrees that it will, independently and without reliance upon Agent or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (iv) confirms that it is an Eligible Transferee; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(b)           In connection herewith, on the First Amendment Effective Date (i) the Revolver Commitments will be increased by $20,000,000 of which $10,000,000 is hereby allocated to Fifth Third and $10,000,0000 is allocated to SunTrust as set forth on Schedule C-1, (ii) the Term Loan Commitments will be increased by $20,000,000 of which $10,000,000 is hereby allocated to Fifth Third and $10,000,000 is allocated to SunTrust as set forth on Schedule C-1 and (iii) the Delayed Draw Term Loan of each term Lender will be terminated and replaced with an obligation to fund the First Amendment Term Loan Increase as set forth on Schedule C-2.  On the First Amendment Effective Date, Schedule C-1 of the Credit Agreement is hereby replaced by Schedule C-1 attached hereto to reflect the foregoing and Schedule C-2 is hereby added to the Credit Agreement.  After making the First Amendment Term Loan Increase, the New Lenders agree to make settlement payments to Agent for the benefit of WFCF, Silicon Valley Bank (“SVB”) and RBC Bank (USA) (“RBC”), and Agent agrees to remit such settlement payments to WFCF, SVB and RBC, such that after giving effect to the making of such settlement payments and remittances, each Lender’s share of the outstanding Term Loan and Revolver Usage shall equal its Pro Rata Share.  Nothing contained herein shall constitute a novation of any Obligation.

(c)           In the event the First Amendment Effective Date does not occur on or before January 16, 2012, or any conditions to the funding of the First Amendment Term Loan Increase are not satisfied on or prior to such date, the New Lenders shall not be deemed to have joined the Credit Agreement and shall have no obligation hereunder or under the Credit Agreement and this Section 3 shall not be effective.

4.              Amendments to Credit Agreement.  In reliance upon the representations and warranties of Borrower set forth in Section 8 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 7 below, on the First Amendment Effective Date the Credit Agreement is hereby amended as follows:

(a)           Section 2.2 of the Credit Agreement is amended and restated in its entirety as follows:

2.2            Term Loan.

On the Closing Date each Lender then a party to this Agreement severally made term loans (collectively, the “Closing Date Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Closing Date Term Loan Amount.  As of the date of the First Amendment (but prior to making any additional term loans described below), the outstanding principal balance of the Closing Date Term Loan is $19,000,000.  Subject to the terms and conditions of this Agreement, on the Voxel Acquisition Closing Date, each Lender set forth on Schedule C-2 agrees (severally, not jointly or jointly and severally) to make a term loan to Borrower in an amount equal to the amount set forth opposite such Lender’s name on Schedule C-2; the aggregate principal amount of all such term loans to be $40,000,000 (the “First Amendment Term Loan Increase”); provided, that Lenders shall not be obligated to make such term loans unless the following conditions precedent have been satisfied: (i) the conditions precedent to the Lenders’ consent to the Voxel Acquisition set forth in Section 2 of the First Amendment shall have been satisfied and (ii) the conditions precedent set forth in Section 3.2 shall have been satisfied.  When funded, the First Amendment Term Loan Increase shall become part of, and have all of the terms and conditions applicable to (including without limitation in respect of pricing, repayments and maturity), the Term Loan for all purposes hereunder and under the other Loan Documents.  The principal of the Term Loan shall be repaid in quarterly installments on the last day of each fiscal quarter (commencing December 31, 2011), each such quarterly installment in an amount equal to the Quarterly Term Loan Amortization Amount with a final installment of the unpaid balance on the Maturity Date (provided, that the quarterly installment due December 31, 2011 shall be in an amount equal to $250,000).  The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof.  Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.  All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations.

(b)          Section 2.3(c)(i) of the Credit Agreement is amended and restated in its entirety as follows:

(i)           In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a) Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date.  After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(c)           “(including the Delayed Draw Term Loan)” is removed from Sections 2.3(h) and 4 of the Credit Agreement.

(d)          Section 2.4(c)(ii) of the Credit Agreement is amended and restated in its entirety as follows:

(ii)           Term Loan Commitments.  The Term Loan Commitments shall be reduced to $0 and terminated upon the funding of the First Amendment Term Loan Increase.

(e)           Section 3.2 of the Credit Agreement is amended to replace the phrase “the Delayed Draw Term Loan” with “the Term Loans advanced as part of the First Amendment Term Loan Increase.”

(f)           A new clause (d) is added to Section 5.16 of the Credit Agreement as follows:

(d)          Within 90 days following the First Amendment Effective Date (or at such later date as Agent may approve), Borrower shall and shall cause Voxel Dot Net, Inc. to deliver to Agent a fully-executed pledge of 65% of the stock of Voxel Dot Net PTE. LTD, together with stock certificates, stock powers and proxies, all in form and substance acceptable to Agent in its sole discretion.

(g)          A new clause (c) is added to Section 7 of the Credit Agreement as follows:

(c)           Senior Leverage Ratio.  Have a Senior Leverage Ratio, measured on a quarter-end basis (commencing with the quarter ending December 31, 2011), of not more than 3.75:1.00 for the 12 month period ending on such quarter-end.

(h)          A new Section 3 is added to Schedule 4 (Financial Covenants) to Exhibit C-1 (Form of Compliance Certificate) to the Credit Agreement as follows:

3.           Senior Leverage Ratio.  Borrower’s Senior Leverage Ratio, measured on a quarter-end basis, for the 12 month period ending ____________, ____ is ____:1.00, which [is/is not] more than the amount set forth in Section 7 for the corresponding period.

(i)           Section 14.1(a)(xi) is amended and restated in its entirety as follows:

(xi)         amend, modify or eliminate the definitions of Maximum Revolver Amount, Closing Date Term Loan Amount or First Amendment Term Loan Increase.

(j)          The following defined terms are each added to Schedule 1.1 to the Credit Agreement in their proper alphabetical order:

“First Amendment” means that certain Joinder, Consent and First Amendment to Credit Agreement dated as of December 22, 2011, among Agent, Lenders, Borrower, and the New Lenders (as such term is defined therein).

“First Amendment Effective Date” means the date the Voxel Acquisition is consummated and the conditions precedent to the Lenders’ consent to the Voxel Acquisition set forth in Section 2 of the First Amendment have been satisfied.

“First Amendment Term Loan Increase” has the meaning specified therefor in Section 2.2 of the Agreement.

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the outstanding principal balance of the Term Loan plus (ii) the Revolver Usage plus (iii) the amount of Capitalized Lease Obligations, in each case, as of such date, to (b) Borrower’s EBITDA for the 4 fiscal quarter period ended as of such date.

“Voxel Acquisition Closing Date” means the date the Voxel Acquisition (as defined in the First Amendment) is consummated.

(k)          Certain defined terms set forth on Schedule 1.1 to the Credit Agreement are amended and restated in their entirety as follows:

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided, that, notwithstanding anything to the contrary contained herein, for purposes of this Agreement, if (a) any Accounting Change that becomes effective after the date of this Agreement or (b) any requirement under GAAP that would require any leases that were treated as operating leases in accordance with GAAP in effect immediately before the date of this Agreement to be classified and accounted as capital leases, after such change or effect thereof shall be disregarded and eliminated for purposes of the operation of the terms and covenants (and the related calculations thereunder) in this Agreement unless Borrowers and Agent shall otherwise mutually agree in writing.

“EBITDA” means, with respect to any fiscal period, Borrower’s consolidated net earnings (or loss), minus extraordinary gains, interest income, and gains on sale of fixed assets, plus non-cash extraordinary losses, including noncash impairments, restructuring expense, noncash stock compensation expense, loss on sale of fixed assets, interest expense, income taxes, and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.  For the purposes of calculating the Senior Leverage Ratio only, for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“LIBOR Rate” means the rate per annum appearing on Macro*World’s (www.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“Maximum Revolver Amount” means $60,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

“Quarterly Term Loan Amortization Amount” means, as of any date of determination, an amount equal to $750,000.

“Term Loan” means collectively, the Closing Date Term Loan and the First Amendment Term Loan Increase.

(l)           The following defined terms set forth on Schedule 1.1 to the Credit Agreement are deleted: “Delayed Draw Term Loan”, “Delayed Draw Term Loan Amount”, “Delayed Draw Term Loan Funding Date” and “Delayed Draw Term Loan Notice”.

(m)         The definition of “Base Rate Margin” set forth on Schedule 1.1 to the Credit Agreement is amended by replacing “1.50” with “1.75.”

(n)          The definition of “LIBOR Rate Margin” set forth on Schedule 1.1 to the Credit Agreement is amended by replacing “3.25” with “3.50.”

(o)          Clause (c) of the definition of “Pro Rata Share” set forth on Schedule 1.1 to the Credit Agreement is amended and restated as follows:

(c)          with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the First Amendment Term Loan Increase, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s portion of the Term Loan and its obligation to make the First Amendment Term Loan Increase as set forth on Schedule C-2, by (z) the aggregate outstanding principal amount of the Term Loan and all Lenders’ obligations to make the First Amendment Term Loan Increase as set forth on Schedule C-2, and (ii) from and after the making of the First Amendment Term Loan Increase, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s portion of the Term Loan by (z) the outstanding principal amount of the Term Loan, and

(p)          The following leases are each added to Schedule D-1 Data Center Leases on Schedule 4.19 to the Credit Agreement:

●	Agreement of Lease between KTR South Bay I LLC and Internap Network Services Corporation, dated as of April 4, 2011 (Redondo Beach)

●	Amended and Restated Lease between Behringer Harvard 1221 Coit LP and Internap Network Services Corporation, dated as of February 24, 2011 (Plano)

5.            Effectiveness of First Amendment; Continuing Effect.  Notwithstanding anything contained herein to the contrary, this Amendment shall not be effective unless the First Amendment Effective Date occurs on or before January 16, 2012.  Except as expressly set forth in Section 3 and in Section 4 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.  This Amendment is a Loan Document.

6.            Reaffirmation and Confirmation.  Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document.  Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

7.           Conditions to Effectiveness.  This Amendment shall become effective upon the First Amendment Effective Date and upon the satisfaction of each of the following conditions precedent, in each case satisfactory to Agent in all respects:

(a)         Agent shall have received a copy of this Amendment executed and delivered by Agent, the Lenders, the New Lenders and the Loan Parties and a copy of the First Amendment to Fee Letter executed and delivered by Agent and Borrower, together with opinions of Loan Parties’ counsel and secretary’s certificates; and

(b)         no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

8.            Representations and Warranties.  In order to induce Agent, Lenders and the New Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent, Lenders and the New Lenders that:

(a)         after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which Borrower is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b)         no Default or Event of Default has occurred and is continuing; and

(c)         this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

9.            Miscellaneous.

(a)          Expenses.  Borrower agrees to pay on demand all reasonable costs and expenses of Agent, Lenders and the New Lenders (including reasonable attorneys fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby; provided, that Borrower shall not be liable for the costs and expenses of any New Lender in excess of $5,000 for such New Lender and such New Lender agrees to submit any costs and expenses to be paid by Borrower within three (3) Business Days of the funding of the First Amendment Term Loan Increase.

(b)           Choice of Law and Venue; Jury Trial Waiver; Reference Provision.  Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c)            Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

10.           Use of Proceeds.  The proceeds of the First Amendment Term Loan Increase (as defined in the Credit Agreement) shall only be used for the following purposes: (a) to finance the Voxel Acquisition and to pay for all fees, costs and expenses incurred in connection with the Voxel Acquisition and this Amendment and (b) to provide for the Borrower’s ongoing working capital and/or general corporate needs.

11.             Release.

(a)           In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment, on behalf of itself and its successors, assigns, and other legal representatives (Borrower, each Guarantor and all such other Persons being hereinafter referred to collectively as the “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in any way related to or in connection with the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)           Each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)           Each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

INTERNAP NETWORK SERVICES CORPORATION, a Delaware corporation
By:	/s/ George E. Kilguss III
Name: George E. Kilguss III
Title: Chief Financial Officer

Signature Page to Joinder, Consent and First Amendment to Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Matt Maclay
Name: Matt Maclay
Title: Vice President

Signature Page to Joinder, Consent and First Amendment to Credit Agreement

RBC BANK (USA), as a Lender

By:	/s/ Andrew J. Kirk
Name: Andrew J. Kirk Title: Vice President

Signature Page to Joinder, Consent and First Amendment to Credit Agreement

SILICON VALLEY BANK, as a Lender

By:	/s/ Andrew A. Rico
Name: Andrew A. Rico Title: Senior Vice President

Signature Page to Joinder, Consent and First Amendment to Credit Agreement

FIFTH THIRD BANK, an Ohio banking corporation, as a Lender

By:	/s/ Dan Komitor
Name: Dan Komitor Title: Senior Relationship Manager

Signature Page to Joinder, Consent and First Amendment to Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Nicholas Han
Name: Nicholas Han Title: Director

Signature Page to Joinder, Consent and First Amendment to Credit Agreement

CONSENT AND REAFFIRMATION

Each of the undersigned (each a “Guarantor”) hereby (i) acknowledges receipt of a copy of the foregoing Joinder, Consent and First Amendment to Credit Agreement (terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to Borrower’s execution and delivery thereof; (iii) agrees to be bound thereby, including Section 11 of the foregoing Joinder, Consent and First Amendment to Credit Agreement; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Documents to which the undersigned is a party and reaffirms that each such Loan Document is and shall continue to remain in full force and effect.  Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that Agent and Lenders have no obligation to inform such Guarantor of such matters in the future or to seek such Guarantor’s acknowledgment or agreement to future consents, amendments or waivers, and nothing herein shall create such a duty.

CO SPACE, INC.
By:	/s/ George E. Kilguss III
Name: George E. Kilguss III Title: President and Treasurer

CO SPACE SERVICES, LLC
By:	/s/ George E. Kilguss III
Name: George E. Kilguss III Title: President and Treasurer of CO Space, Inc., sole member of CO Space Services, LLC

CO SPACE SERVICES TEXAS, L.P.
By:	/s/ George E. Kilguss III
Name: George E. Kilguss III Title: President and Treasurer of CO Space, Inc., sole member of CO Space Services, LLC, general partner of CO Space Services Texas, L.P.

CO SPACE PROPERTIES, LLC

By:	/s/ George E. Kilguss III
Name: George E. Kilguss III Title: President and Treasurer of CO Space, Inc., sole member of CO Space Services, LLC, sole member of CO Space Properties, LLC

CO SPACE PROPERTIES TEXAS, L.P.

By:	/s/ George E. Kilguss III
Name: George E. Kilguss III Title: President and Treasurer of CO Space, Inc., sole member of CO Space Services, LLC, general partner of CO Space Properties Texas, L.P.